Exhibit 99.1
The Allied Defense Group, Inc.
For More Information, Contact:
Geoff Grande, CFA
Investor Relations
617-747-1721
THE ALLIED DEFENSE GROUP ANNOUNCES DEFINITIVE
PURCHASE AGREEMENT WITH CHEMRING GROUP PLC
VIENNA, Virginia, June 24, 2010 — The Allied Defense Group, Inc. (NYSE Amex: ADG) announced that it has signed a definitive purchase agreement with Chemring Group PLC (LSE: CHG). Chemring has agreed to acquire substantially all of the assets of The Allied Defense Group for $59.6 million in cash and the assumption of certain liabilities. The closing of the transaction, which is subject to stockholder approval and other customary closing conditions, is expected within 90 days.
ADG also announced that in connection with the execution of the purchase agreement, Chemring and ADG have terminated the merger agreement pursuant to which Chemring had agreed to acquire ADG in an all-cash transaction valued at $7.25 per share.
On January 19, 2010, ADG announced that it had signed a merger agreement with Chemring. As disclosed in the proxy statement mailed to stockholders on March 11, 2010, ADG received a subpoena from the U.S. Department of Justice (“DOJ”) on January 19, 2010 requesting that ADG produce documents relating to its dealings with foreign governments. As a result, the special meeting of stockholders to approve the merger with Chemring, originally scheduled for April 8, 2010, was postponed and then adjourned several times, most recently to June 30, 2010.
The DOJ recently advised ADG that it is conducting an industry-wide review, and therefore the DOJ’s investigation of ADG will be ongoing. As a result, Chemring indicated that it was unwilling to consummate the merger pursuant to the terms of the merger agreement. The signing of the purchase agreement and the termination of the merger agreement were the culmination of the parties’ efforts to restructure the acquisition as a result of these developments.
The Board of Directors of ADG voted unanimously to adopt and approve the transaction and recommend that ADG’s stockholders vote in favor of the transaction.
In connection with the termination of the merger agreement, ADG is canceling the special meeting of stockholders to approve the merger with Chemring that was scheduled to be reconvened on June 30, 2010.
ADG will have no significant operating assets following the asset sale. ADG intends to continue its current efforts to reduce its operating costs, pay off its liabilities and resolve the matters relating to the DOJ’s subpoena. The Board of Directors will evaluate and explore its strategic alternatives as it continues to seek to maximize stockholder value with a goal of returning value to the stockholders. The Board of Directors has not made any determination to date, but such alternatives may include a dissolution and liquidation of ADG, stock repurchases, one or more extraordinary dividends, business combinations with third parties or other transactions to maximize stockholder value.
Houlihan Lokey acted as financial advisors to ADG and rendered a fairness opinion to the Board of Directors. Hogan Lovells US LLP served as legal advisors to ADG.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a multinational defense company focused on the manufacture, sale and distribution of ammunition and ammunition-related products for use by the U.S. and foreign governments. For more information, please visit ADG’s web site: www.allieddefensegroup.com.
About Chemring Group
Chemring Group PLC is a global defense business listed on the London Stock Exchange with a market capitalization of about £1 billion ($1.6 billion). Chemring specializes in the manufacture of energetic material products, providing solutions for highly demanding requirements in the Pyrotechnics, Explosive Ordnance Disposal, Munitions and Countermeasures markets. The Group is built on a hundred-year history of innovation and development and now employs over 3500 people in the UK, US, France, Germany, Italy, Norway, Spain and Australia. For more information, please visit the Company website: www.chemring.co.uk.
Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by ADG with the Securities and Exchange Commission (“SEC”).
This communication may be deemed to be a solicitation of proxies from the stockholders of ADG in connection with the proposed transaction. In connection with the proposed transaction, ADG will file a proxy statement and relevant documents concerning the proposed transaction with the SEC. The definitive proxy will be mailed to ADG’s stockholders in advance of the special meeting. Investors and security holders of ADG are urged to read the proxy statement and any other relevant documents filed with the SEC when they become available because they will contain important information about ADG and the proposed transaction. The proxy statement (when it becomes available) and any other documents filed by ADG with the SEC may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by ADG by contacting Investor Relations, The Allied Defense Group, Inc., 8000 Towers Crescent Drive, Suite 260, Vienna, Virginia 22182, telephone number (703) 847-5268. Investors and security holders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the proposed transaction.

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